Exhibti 5.1

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QUICK LAW GROUP PC

900 WEST PEARL STREET
SUITE 300
BOULDER, CO 80302

Phone: 720.259.3393

Facsimile: 303.845.7315

Board of Directors

Sentinel Emergency Response Technology, Inc.
8165 E. Indian Bend, Suite 101B

Scottsdale, Arizona 85250

Ladies and Gentlemen:

We have acted as special counsel to Sentinel Emergency Response Technology, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") on Form S-1 (the “Registration Statement”), of an aggregate of 1,200,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), consisting of shares of Common Stock issuable upon conversion of (i) $1,000,000 aggregate principal amount of 5% secured convertible notes due November 9, 2010; (ii) $566,615 aggregate principal amount of 5% secured convertible promissory notes due November 9, 2010; and (iii) $70,000 aggregate principal amount of 0% secured convertible promissory notes due May 8, 2008 (collectively, the “Notes”).

As special counsel to the Company, we have examined copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of the Company's certificate of incorporation and all amendments thereto, its by-laws as presently in effect, and minutes and other instruments evidencing actions taken by its directors relating to the Company, the sale and issuance of the Notes, and the proposed offering. We have the genuineness of all signatures and the authenticity of all agreements, documents, certificates and instruments submitted to us as originals and the conformity with the originals of all agreements, instruments, documents and certificates submitted to us as copies. Insofar as this opinion may relate to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

Our opinion herein is based solely upon the Nevada Corporations Code, applicable provisions of the Constitution of the State of Nevada and reported judicial interpretations interpreting these laws. We express no opinion with respect to any other laws (including, without limitation, the application of the securities or "Blue Sky" laws of any state to the offer and/or sale of the Shares).

Based on the foregoing, it is our opinion that (i) the Shares have been duly authorized and, when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be legally issued, fully paid and nonassessable, and (ii) the Notes are binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any application under the securities or other laws of any state of the United States, which relate to the offering which is the subject of this opinion, and to appearing under the heading "Legal Matters" in the prospectus which is contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Quick Law Group PC

Quick Law Group PC